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                                                                     EXHIBIT 8.2
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Board of Directors                                              November 7, 1994
Bank of America NT&SA

                 GENERAL OPERATING RESOLUTION (Excerpts from)
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2.   Regulatory Matters.
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     (a)  Any ONE of the officers of the Bank listed below under the designation
          Group III, or any member of the Legal or Tax Departments of the Bank holding the title of counsel or a title senior thereto is authorized to sign registrations, reports, certificates, applications and other writings on behalf of the Bank for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed appropriate by the officer or member, except for applications for letters patent, trademarks, copyrights, service marks, and similar matters, which are addressed in paragraph (b) below.



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